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                                                                    Exhibit 10.8


                               SUPPLY AGREEMENT


This Agreement, made this 1st day of October, 1989, between SMITH
INTERNATIONAL, INC., a Delaware corporation ("Buyer") and AMFORGE-SMITH FORGE COMPANY, a Delaware corporation ("Seller").

Buyer is currently engaged in the manufacture and marketing of, among other things, rock bits and down hole tools which are machined from forgings. Some of these forgings are manufactured at Buyer's forge plant in Irvine, California. Seller is engaged in the manufacture of, among other things, forgings. Upon acquiring certain assets of Buyer's Irvine forge plant and in return for establishing manufacturing capacity, commitment to quality, timely deliveries and certain price arrangements, Seller wishes to become a major supplier of forgings to Buyer.

Therefore, Buyer and Seller agree as follows:

(1) Term. The term of this Agreement shall commence on October 1, 1989, and, except as otherwise provided by Paragraph 5 hereof, shall continue for a term of seven and one half (7-1/2) years.

(2) Quantity. Buyer agrees to buy from Seller 80% of its future requirements for rock bit forgings of the type currently supplied out of the Irvine forge plant. Forgings not being manufactured in the Irvine forge plant at the date hereof are excluded from this Agreement. This exclusion includes forgings already being purchased from other outside vendors, Italian forgings and small mining bits. Buyer may ask Seller to quote these excluded forgings at a later date on an individual basis to determine competitiveness. Vendor selection shall be determined by Buyer at that time.

(3)  Prices.     (a)  The price to be paid by Buyer for forgings shall be
determined by adding the conversion costs (i.e., labor, burden, overhead, material yield loss and mark up) to the net competitive market cost for raw material.

                 (b) The conversion cost shall be fixed from the date hereof until the date seller ceases production at the Irvine forge plant at $0.62 per pound, and, thereafter, until the second anniversary of the date hereof at $0.59 per lb. This cost shall be reviewed annually thereafter with any subsequent adjustments negotiated between Buyer and Seller and must be mutually acceptable and competitive.

                 (c) The net competitive market cost for raw material shall be the actual cost by finish forging weight of the alloy required. The raw material costs shall be determined by competitive actual market prices (based upon normal purchase quantities and conditions) and subject to periodic review by Buyer not more than once every six months.

                 (d)  There shall be a minimum charge per order as follows:





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Legs and TCI Cones

                     Minimum Charge                        Sizes
                     --------------                        -----
                         $1000                    Less than or equal to  7-7/8"  bit size
                         $2000                    Greater than 7-7/8" and less than or equal to 9-7/8"bit size
                         $3000                    Greater than 9-7/8" bit size

Mill Tooth Cone Sets (i.e., #1, #2, #3 cones equal 1 set)

                     Minimum Charge                         Sizes
                     --------------                         -----
                          $1000                    Less than or equal to 7-7/8" bit size
                          $2000                    Greater than 7-7/8" and less than or equal to 9-7/8" bit size
                          $3000                    Greater than 9-7/8" bit size

                 (e) The payment terms shall be net forty-five (45) days from receipt by Buyer of Seller's invoice.

                 (f) Forgings shall be shipped FOB, Azusa, California or Irvine, California.

(4) Forging Dies. All forging dies to produce rock bit and down hole tool forgings shall become the property of Seller, except as stated in Paragraph 5. Dies shall be stored and maintained in working order at Seller's facility at Seller's expense. Buyer shall pay for resinking of dies due to Engineering revision or new dies for new products. All charges are subject to negotiation.

(5) Quality, Cost, and Delivery Considerations. Seller agrees to provide Buyer with a quality product, delivered on time, at a competitive price, within reasonable and agreed to lead times. Buyer shall provide Seller with as much forecasting information as possible to assist Seller in planning for raw material purchases and shop scheduling.

   - A quality product is defined as being manufactured to the Buyer's requirement and determined by Buyer to require no "in-house" inspection upon receipt at Buyer's facility.

   - Seller shall initially commit to 90% minimum on time delivery of forgings to Buyer during first year transition period. Seller commits to 95% minimum on time delivery, thereafter.

   - Seller shall provide lead times to Buyer consistent with current lead times provided by Irvine forge plant.

The 80% purchase commitment as stated in Paragraph 2 may be waived if Seller's performance falls below above stated levels for a period of time that is reasonably determined unacceptable by Buyer or if future price negotiations between Buyer and Seller are unsuccessful. In such event, Buyer may relocate dies, at no cost except freight and





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without cost to Seller, to another supplier to ensure necessary production levels are maintained.

(6) Benefit of Parties. All of the terms and provisions of this Supply Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns. In the event Buyer sells all or substantially all of its business for which the forgings covered by this Agreement are supplied, Buyer will have its obligations under this Agreement assumed by the Buyer of such business.

(7) Notice. All notices provided for by this Agreement shall be considered to have been received if sent by courier or by certified mail, return receipt requested, post prepaid, bearing the following addresses:

         (i)     Buyer:
                 SMITH INTERNATIONAL, INC.
                 16740 Hardy Street
                 P.O. Box 60068
                 Houston, TX  77205



         (ii)    Seller:
                 AMFORGE-SMITH FORGE COMPANY
                 1520 Kensington Road, Suite 112
                 Oak Brook, IL  60521

or such other addresses as Buyer or Seller may designate in writing as herein provided.

IN WITNESS WHEREOF, the parties have executed this Supply Agreement.

 SMITH INTERNATIONAL, INC.

By  /s/ R. N. GUBRUD
  ------------------------------------------------
        R. M. Gubrud

Title   Vice President & Chief Financial Officer
     ---------------------------------------------


AMFORGE-SMITH FORGE COMPANY

By /s/ ARTHUR G. TICHENOR
  ------------------------------------------------
       Arthur G. Tichenor

Title   Chairman
     ---------------------------------------------





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